Exhibit 10.25

ENGLISH TRANSLATION - EXECUTED DOCUMENT IS IN SPANISH

CLAUSES

A.- CANCELLATION OF MORTAGES

FIRST. Banamex acknowledges that by granting the credit agreement set forth in subsection B) of this instrument and in the understanding that such credit agreement shall be destined to prepay the credit agreements described herein in subsections XIII and XV, Banamex hereby agrees to CANCEL all the mortgages incorporated on the properties described in subsections VI1.1, VIII, IX, X and XI of this instrument and the amendment described herein, including the mortgages over industrial unit and instruct the Public Registry of Property and Commerce to duly record the corresponding cancellation of the Mortgages referred to herein which shall certify the TOTAL CANCELLATION of the mortgage in first and second place, including the mortgages over industrial unit.

B.- LOAN AGREEMENT

FIRST. DEFINITION OF TERMS. The terms defined hereinafter, without need to be between quotation marks, shall have the following meanings, which shall be equally applicable in singular and in plural:

“Total Assets” shall mean all assets with respect to one person as determined pursuant to the US GAAP; excluding the following: (i) patents and requests for the same, trademarks and trade names, copyrights, franchises and deferred charges; (ii) organizational, experimental, research and development expenses and other similar intangible lines; (iii) all sums segregated for the purpose of redeeming shares of capital stock; and (iv) reserves for depreciation, obsolescence and/or redemption of assets recorded in its books, as well as any reserves it is required to establish pursuant to US GAAP.

"Indebtedness" shall mean any debts for monies taken as a loan (including inter-company loans) or for the deferring payment of the price of any goods or services with respect to which said person may be liable or directly or contingently guarantees its payment, whether as obligee, guarantor or in any other way, including for these purposes financial leases in accordance to US GAAP.

"Financial Debt" shall mean any Indebtedness that accrues interests.

"Business Day" shall mean any day in which the offices of credit institutions must be opened to the public for the execution of banking transactions in the Federal District, Mexico, in terms of the calendar published annually by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) in the Official Gazette of the Federation, without considering for said purpose the self-service store branches and those located in corporate enterprises (SEC).

"Business Day in Mexico and New York" shall mean any Business Day, in which, additionally, banks are not authorized or obligated to close in the city of New York, New York, United States of America.

"Dollars" shall mean the legal currency in the United States of America.

"Net Financial Expense" shall mean the result of subtracting (i) the interests accrued by the Financial Debt during the relevant calculation period, minus (ii) the interests accrued by provisions made during the calculation period.

"Taxes" shall mean all tax contributions, impositions or liens, including, without limitation, surcharges, sanctions, enforcement expenses and indemnities or any other accessories thereto, in terms of present or future applicable tax provisions and those derived from this agreement.

"Total Liabilities" shall mean all obligations registered on the calculation date and determined pursuant to US GAAP, including, without limitation, liabilities that are consequence of the discount of negotiable instruments; contingent liabilities that are the consequence of obligations to its expense on behalf of third parties and the reserves set forth for purposes of employees and workers’ severance; payment of taxes, bonds, and other similar reserves; and rents payable pursuant to any financial lease agreement.

"CCP Rate" shall mean the last Catching Cost of Liabilities Subject to Term, determined in Mexican pesos, to the expense of full-service banks in the country (CCP), stated in percentages per annum, as published in the Official Gazette of the Federation and that the Mexican central bank deems representative, as of the date on which each of the interest periods or relevant arrears commence in the terms referred to in the "Interest Payments" clause in this agreement.

"CETES Rate" shall mean the last annual investment yield rate for the primary placement of certificados de la tesorería de la Federación (Mexican Federation’s Treasury Certificates, or CETES) for a 28 day period if the periods of interest are of 28 days or monthly, or at the closest rate thereto if the interest periods are quarterly or semi-annual, that would have been determined by the Mexican central bank as of the commencement date of each interest period or the relevant arrears, in the terms referred to in the "Payment of Interests" clause hereof.

"Libor Rate" shall mean the average yearly interest rate that appears on the page named LIBOR01 Page, (USD) column ("LIBOR01 Page"), of the THOMSON REUTERS BBA LIBOR RATES U.S. Domestic Money Service, which are published on said page by the British Bankers Association through the THOMSON REUTERS monitors systems, such as the applicable rates in U.S. dollars for the relevant interest period or calculation period and which are offered in the London inter-bank market by the different banks offering said quotes at the closing of operations (11:00 A.M. London time), 2 (two) business days in London before the commencement of the corresponding interest or calculation period. The foregoing, with the understanding that it shall be deemed a Business Day provided deposit transactions of U.S. dollars in the London inter-bank market are made, with the understanding that if no such transactions take place in the London Inter-bank market because it is not a Business Day, the rates of the immediately-preceding Business Day will be used.

"TIIE Rate" (Commencement of Period) shall mean, with respect to every ordinary interest period, the latest inter-banking interest equilibrium rate (i) at 28-day periods if the interest periods are of 28 days or monthly or (ii) at 91 days or the equivalent if the interest periods are quarterly (with the understanding that if no quotations were made at the corresponding period pursuant to the foregoing, then quotations shall be considered at the nearest period), determined and published by the Mexian central bank in the Official Gazette of the Federation during or before the commencement of such interest period based on the quotations filed by credit institutions in the country. With respect to each period of arrears interest, the last inter-banking interest equilibrium rate at a 28-day period or that which may replace it pursuant to the foregoing, published at or before the commencement of said interest period, shall apply.

"US GAAP" shall mean the accounting principles in effect and generally accepted in the United States of America.

"Operating Income" shall mean, at the end of each calculation period, the result of subtracting (a) all the sales, either in full or in installments, minus (b) the sum of (i) discounts made over said sales, (ii) sales costs, (iii) sales expenses, (iv) administration expenses and (v) depreciation and redemption expenses of said person.

TWO. OPENING OF THE CREDIT. BANAMEX shall grant and make available to the CLIENT a credit for up to the amount of $12,208,333.26 (TWELVE MILLION TWO HUNDRED EIGHT THOUSAND THREE HUNDRED THIRTY-THREE DOLLARS 00/100 CURRENCY OF THE UNITED STATES OF AMERICA), with the understanding that the amount of said credit does not include interests, expenses, fees or any other sums that must be covered by the CLIENT pursuant to this agreement.

The CLIENT shall destine the amounts it disposes of from the credit referred to herein for the prepayment of the loans described herein on sections XIII and XV above.

The CLIENT, within the 10 (ten) days following the dispositions(s) of the credit amount, shall prove to the satisfaction of BANAMEX the correct destination of the credit.

THIRD. DISPOSITION OF THE CREDIT. The CLIENT may make use of the credit through one or more dispositions, exclusively during a term that shall not exceed 90 (ninety) days counted as of the execution date hereof, provided, however, that the day it intends to make use of the credit is a Business Day in Mexico and in New York, and the following requirements have been met:

a) That the CLIENT has notified BANAMEX by telephone of the amount and the date on which it wishes to dispose of the credit. In the event that BANAMEX accepts to perform the disposition, it shall inform the CLIENT by telephone of: (i) the date of the disposition, (ii) the applicable interest rate, (iii) the form of payment for principal and interest.

b) That the CLIENT has delivered to BANAMEX the original version of the document referred to in the "Proving Documents" clause.

c) That the amounts disposed of have not exceeded the credit amount.

d) That the facts declared in this agreement have continued without material adverse change as of the date of the disposition and/or no cause of advanced expiration or event that, by the elapse of time, may constitute a cause of advanced expiration has occurred.

e) That the preventive notices have been filed with the Public Registry of Property and the respective lien certificates or freedom of lien certificates issued by said Registry are kept.

The CLIENT may not request the cancellation of a disposition once it is requested in terms of this clause. In the event that for any reason not imputable to BANAMEX the disposition does not take place, the CLIENT shall indemnify BANAMEX for any loss or expense in which BANAMEX may incur.

BANAMEX shall deposit the amounts to be disposed of in the checking account in dollars number 3208515 that the CLIENT has opened in branch number 0023 (zero zero two three) of BANAMEX.

FOURTH. PROVING DOCUMENTS. For purpose of documenting the disposition of the credit, the CLIENT shall execute and deliver to BANAMEX a promissory note that shall set forth:

a) As principal, the amount of disposition of the credit.

b) As payment dates for principal and interests, the corresponding dates pursuant to the provisions contained in the "Payment of Principals" and "Payment of Interests" clauses hereof.

c) As execution date, that on which the disposition of the credit is carried out in the terms and forms that are satisfactory to BANAMEX.

The CLIENT recognizes that the execution and delivery of the promissory note that documents the disposition of the credit does not constitute payment, novation, modification or extinction of the obligations that the CLIENT assumes before BANAMEX in this agreement.

The promissory note referred to in this clause, as well as the accounting records and/ or account statements and/or the slips and documents issued by BANAMEX with respect to credits and debits that BANAMEX executes to the corresponding checking account will have probatory value in any proceeding derived from this agreement.

FIFTH. PAYMENT OF THE PRINCIPAL. The CLIENT will pay BANAMEX without need of requirement, notice, protest or notification of any kind the entirety of the credit disposed of precisely on the dates established as expiration dates for principal in the promissory note pursuant to the “Proving Documents” clause and whose dates are contained in the form of promissory note that accompanies this agreement as Exhibit “C”, provided that these do not exceed a 60 (sixty) month period following the date in which the disposition of the credit takes place.

SIXTH. PAYMENT OF INTERESTS. The CLIENT is obligated to pay BANAMEX, as of the date the disposition of the credit is made and until its expiration, ordinary interest on the principal unpaid sum of the credit as follows: (i) the annual rate and (ii) the periods and dates of payment that are provided in the form of promissory note that accompanies this agreement as Exhibit “C” and that it executed in order to evidence the disposition of the credit with respect to the “Proving Documents” clause.

In case of default on the timely and entire payment of the amounts owed to BANAMEX pursuant to this agreement, the unpaid amount (except for ordinary interest) will only accrue default interest as of the date following the date due and until the day such amount is fully paid, which shall include an annual rate equal to:

a) For the amounts that must be paid in dollars, the Libor rate times 3 (three). The foregoing, provided that : (i) if the result of multiplying the Libor rate times 3 (three) is higher than adding 30 (thirty) points to the Libor rate, in such case the annual default interest rate will be the result of adding the points set forth herein to the Libor rate, and (ii) if the result of multiplying the Libor rate times 3 (three) is lower than adding 15 (fifteen) points to the Libor rate, in such case the annual default interest rate will be the result of adding the items indicated herein to the Libor rate.

In the event in which the “LIBOR01 Page” ceases to be published by Thomson Reuters, a new substitute rate will used by taking the arithmetic average of the bank quotes that appear on the “Libo” average line (the terms that do not appear on this page will be calculated by linear interpolation) of the domestic US money that is transmitted in the Thomson Reuters system monitors, by the different banks that offer such valuations at the close of operations (at 11:00 AM London time.)

b) For the amounts that must be paid in pesos, the TIIE rate multiplied by 2 (two) [shall be used], provided that: (i) if the result of multiplying the TIIE rate by (2) two is higher than adding 100 (one hundred) points to the TIIE, the annual default interest rate shall be the result of adding the TIIE to the items herein indicated, and (ii) if the result of multiplying the TIIE rate by 2 (two) is less than adding 20 ( twenty) points to the TIIE rate, the default interest rate will be the result of adding the aforementioned items to the TIIE.

If it is not possible to obtain this rate as indicated above, the following will apply:

1).- If the TIIE rate ceases to be published by the Mexican central bank, default interest shall be calculated at an annual CETES rate plus 0.40 (zero point four zero) points.

2).- If, in addition to the TIIE rate’s lack of publication, CETES rates cannot be obtained, default interest shall be calculated at an annual CCPrate plus 2.6 (two point six) points.

3).- If it is not possible to determine default interest in accordance with the foregoing items, it shall be calculated at an annual rate that is the product of 3 (three) times the latest default interest rate it was possible to determine.

The aforementioned default interest will be payable immediately, independently of BANAMEX’s acceleration of the term provided for paying off the credit, in which case, as of the acceleration date, the default interest will be added to the unpaid balance thereof.

The default interest rate shall vary throughout the time in which default continues. For such purpose, the latest applicable reference rate published on or before the date on which each default interest rate period begins shall be used, with the understanding that: (i) the first default interest period shall begin on the day on which default commences and shall end in the following month, on the day that corresponds numerically to the day on which the unpaid amount in question became due and (ii) each subsequent default interest period shall begin on the day following the day on which the prior period would have ended and shall end in the following month, on the day that corresponds numerically to the day on which the prior period ended. For the event in which there is no day that is numerically equivalent to the date on which default began, or on which the prior interest period ended, in the calendar month in question, the latest applicable reference rate published on the last Business Day of the corresponding month shall be used.

All ordinary and default interest provided for in this agreement will be calculated based on a year consisting of 360 (three hundred sixty) days and taking into account the actual days that fall under the corresponding default interest term.

SEVENTH. Commissions. The CLIENT must pay BANAMEX a commission for opening the credit that is equivalent to 0.50 (zero point five zero percent) of the total amount of the credit plus value added tax. The latter must be paid in the execution date of this agreement.

EIGHTH. TAXES. All of the amounts that the CLIENT must pay BANAMEX under this agreement will be paid without any deductions or retentions and paid free of any taxes. The CLIENT will pay all Taxes and expenses related to these to ensure that BANAMEX obtains whole amounts, except for the amounts that BANAMEX will be bound to pay as Income Tax.

If any authority requires, charges or requires that BANAMEX pay any Tax (except for the Income Tax) in connection with the amounts owed by the CLIENT pursuant to this agreement, BANAMEX will notify the CLIENT of such requirement and deliver to it the related information, and the CLIENT will be obligated to address the authority’s requirement in the terms established for such purpose, pay the corresponding Tax and deliver to BANAMEX the original receipts that prove satisfactory payment for this within 5 (five) Business Days of the date on which such Tax becomes payable.

The CLIENT will reimburse BANAMEX immediately for any amount that BANAMEX disburses for taxes on the amounts owed by the CLIENT pursuant to this agreement and any other expense derived from any claim related them, except for the amounts that BANAMEX will be bound to pay as Income Tax.

If any amount payable by the CLIENT to BANAMEX under this agreement is subject to value added tax, the CLIENT will pay BANAMEX both the amount in question and the corresponding value added tax.

The CLIENT shall hold BANAMEX harmless regarding any proceeding related to Taxes arising from this agreement, except for the amounts that BANAMEX will be bound to pay as Income Tax. The obligations of the CLIENT established in this clause shall subsist even after the termination of this agreement.

NINE. ADVANCE PAYMENT. The CLIENT may pay back the credit in advance in full or in part, provided: (i) that this is requested from BANAMEX at least 5 (five) Business Days in advance; (ii) it is current regarding previous payments due in accordance with this agreement; (iii) the advance payment amount is equal or greater than a repayment; and (iv) that it pays Banamex the loss, if any, the latter may have incurred as a result of the advanced payment of the credit (hereinafter, “Premium for Advance Payment”).

BANAMEX will notify the CLIENT of the amount of the Premium of Advance Payment, which will be determined by BANAMEX by means of the following formula:

Breakup Cost = MAX [0, Unpaid Balance x (Fund Rate [0] – Funding Rate [P]) x Remaining Period / 360 x Discount Factor]

Where:

Breakup Cost:	Premium of Advance Payment
Unpaid Balance	Unpaid Capital on the Advance Payment Date
Fund Rate[0]:	Fund rate on the date of commencent of the credit / For a variable rate: fund rate in the last re-pricing or interest payment
Funding Rate[P]:	Fund rate to the remaining period on the advance payment date
Remaining Period:	Credit expiration date – advance payment date (in days) / For variable rate: cut-off date of the next coupon – prepayment date
Discount Factor:	Multiple used to discount the value of future flow in its actual value

TENTH. PAYMENT APPLICATION. All the amounts that are paid to BANAMEX pursuant to this agreement will be applied by BANAMEX in the following order:

a) To the payment of Taxes;

b) To the payment of all costs and expenses BANAMEX may have incurred;

c) To the payment of commissions;

d) To the payment of default interest;

e) To the payment of ordinary interest due;

f) To the payment of the unpaid balance of the credit, with the understanding that if several repayments of the credit exist, it will be applied to the payment of such carryforwards from the due date in reverse.

g) To the advance payment of ordinary interest accrued and not due; and

h) To the advance payment of the unpaid balance not due.

ELEVENTH. PLACE AND METHOD OF PAYMENT. All of the amounts BANAMEX is owed will be paid in accordance with the following:

a) When the amount to be paid is set in Dollars, the payments must be made before 1:00 PM (New York City time) by bank deposit to account number 10991186 at BANAMEX, opened under Citibank N.A. at the branch located at 399 Park Avenue, New York, United States of America, which is recognized by the parties as the place of payment. The payments indicated herein must be made precisely on the corresponding due dates in the terms of this agreement, or on the next Business Day (in Mexico and New York), without any additional cost, if the due date falls on a day that is not a Business Day in Mexico and New York. When, during the calendar month, a payment due cannot be made on the same numerical date as the established date, such payment must be made on the last Business Day in Mexico and New York of the corresponding month, and the method of payment will be deposit to account number 3208515, branch 0023 (zero zero two three), opened with BANAMEX. To such effect, the CLIENT expresses and irrevocably authorizes and instructs BANAMEX to charge to such account or to any of the other checking accounts that the CLIENT has at BANAMEX all the amounts payable in accordance with this agreement and to apply them to the paying off the credit on the due date. This authorization does not release the CLIENT from its obligation to make payments at the place indicated in this clause until BANAMEX has received the full amounts owed to it. This authorization will be irrevocable as long as there are unpaid amounts under the credit.

For the avoidance of doubt regarding the interpretation of the foregoing paragraph, it is clarified that the provisions of such paragraph shall in no way be construed as a duplicated payment obligation of the CLIENT in the terms of this agreement.

b) When the amount to be paid is set in pesos, payments must be made by 2:00 PM (time of the city where the payment is to be made) at BANAMEX branch 0023 (zero zero two three), which is recognized by the parties as the place of payment. Notwithstanding the foregoing, the CLIENT may pay at any BANAMEX branch located in the United Mexican States; this does not include self-service branches or branches located in corproate offices (SEC).

The payments referred herein must be made precisely on the corresponding due dates in accordance with this agreement, or on the following Business Day, without any additional cost, if the due date falls on a day that is not a Business Day. When, during the calendar month, a payment due cannot be made on the same numerical date as the established date, such payment must be made on the last Business Day of the corresponding month.

The parties agree that BANAMEX may modify the place or the method of payment herein indicateed, provided that the CLIENT is notified in writing at least 10 (ten) Business Days in advance of the payment date in question. The CLIENT hereby waives its right to receive any kind of remuneration or indemnification from BANAMEX for such reason.

The parties agree that the CLIENT may consult all of the movements of the credit granted in this agreement on the account statement indicated in the foregoing “Credit Disposition” clause.

TWELFTH. COMPENSATION. BANAMEX is expressly and irrevocably authorized by the CLIENT to, without the need for notification or previous requirement, compensated for the due and unpaid amounts of the credit and all of the liquidated, due and payable debts that exist to BANAMEX in favor of the CLIENT, including, but not limited to, debts arising from deposits made by the CLIENT to BANAMEX.

Once compensation has been made, BANAMEX will notify the CLIENT that it has done so, with the understanding that the lack of notification will not affect the validity of the compensation.

THIRTEENTH. SPECIAL OBLIGATIONS. Until all debts under this agreement are paid, the CLIENT shall:

a) Deliver to BANAMEX:

(i) Within 90 (ninety) days of the close of each quarter of each of the CLIENT’s fiscal years, CLIENT´s and GUARANTOR´s consolidated and individual financial statements, including, without limitation, the balance sheet and income statement for that quarter and for the period that began at the end of the prior fiscal year and that ended at the close of such quarter, prepared in accordance with US GAAP and certified by the chief financial officer of the CLIENT and of the GUARANTOR.

(ii) Within 180 (one hundred eighty) days of the end of each of its fiscal years, CLIENT´s and GUARANTOR´s consolidated and individual annual financial statements (including an analytic relation of the main balance entries), prepared in accordance with US GAAP and duly audited by an independent auditor acceptable to Banamex, with the understanding that in the event that the CLIENT or the GURANTOR, if the case may be, is not obligated by applicable tax provisions to audit its financial statements, the annual financial statements delivered to Banamex must be certified and signed by the chief financial officer of the CLIENT and of the GUARANTOR, or by the CEO, as the case may be.

(iii) Within 10 (ten) Business Days of being made aware, notification of any event that constitutes or that, with the passing of time, may constitute a cause for acceleration, along with a certificate issued by the chief financial officer of the CLIENT containing the details of such event, as well as measures whose adoption is proposed with respect thereto.

(iv) Within 10 (ten) business days of the CLIENT and/or any of the appearing parties’ receipt of service of process or notification of any action or material proceeding brought against them or any of its businesses, operations or assets, along with a certificate issued by the chief financial officer of the Client describing the nature of such action or proceeding and the measures whose adoption is proposed in this regard.

(v) Within the term reasonably set by BANAMEX for every case, but never more that 30 (thirty) calendar days, any information that is reasonably requested by BANAMEX.

b) Maintain in force all authorizations, licenses and concessions required in the ordinary course of business and fulfill its obligations.

c) Abstain from doing or permitting any significant change in the line or the nature of its business, considering the nature of its business as of the date of this agreement.

d) Maintain books and other accounting records that properly show its financial situation and the results of its operations, prepared in accordance with US GAAP.

e) Allow the people that BANAMEX designates to inspect its facilities and/or accounting records, to take notes on and make transcriptions of them and to perform appraisals on its assets during Business Days and hours, with at least 2 (two) Business Days’ prior notice from BANAMEX to the CLIENT.

f) Maintain at all times a short-term debt coverage ratio of no less than 1.25 (one point two five), with short-term debt coverage ratio for each quarter of each fiscal year being understood as the result of dividing, using trailing twelve months information, (i) the sum of Operating Income plus depreciation and carryforward by (ii) the sum of Net Financial Expense plus the current portion of long-term debt.

g) Maintain at all times a total debt coverage ratio of no more than 3.0 (three point zero) for the remaining term of the credit, with total debt coverage ratio for each quarter of each fiscal year being understood as the result of dividing, using trailing twelve months information, (i) Financial Debt by (ii) the sum of Operating Income plus depreciation and carryforward.

h) Maintain at all times an interest coverage ratio of no less than 3.5 (three point five), with interest coverage ratio for each quarter of each fiscal year being understood as the result of dividing, using trailing twelve months information, (i) the sum of Operating Income plus depreciation and carryforward at the close of each accounting period by (ii) the sum of Net Financial Expense.

i) Maintain at all times a liquidity ratio of no less than 1.2 (one point two), with liquidity ratio for each quarter of each fiscal year being understood as the result of dividing (i) current assets by (ii) current liabilities at the close of the accounting period. The foregoing, with the understanding that this must include all assets and all liabilities that, pursuant to US GAAP, must be accounted for as current assets and liabilities.

j) Maintain at all times a leverage ratio of no greater than 1.35 (one point thirty five), with leverage ratio for each quarter of each fiscal year being understood as the result of dividing, using trailing twelve months information, Total Liabilities by net worth, and with net worth being understood as the sum by which Total Assets exceed the Total Liabilities.

k) Abstain from making, during any fiscal year, investments in fixed assets for an aggregate total amount of 1.00% (one percent) on annual consolidated sales and/or making any investments in fixed assets while any cause for acceleration has occurred or may occur as a result of such an investment. For purposes of the foregoing, investments in fixed assets shall mean any investments made in: plants, machinery, equipment or any other fixed assets, as well as in the capital stock or assets of any other company, including renewals, improvements, replacements and leases on fixed assets that must be capitalized pursuant to US GAAP, but excluding the repairs that are necessary for their operation. The fixed-asset investment corresponding to this credit must be excluded from this calculation.

l) Take into consideration and comply with ecological laws and the preservation, restoration and improvement of the environment; the protection of natural areas and wild and acquatic flora and fauna; the rational use of natural elements; foresight and control regarding air, water and soil pollution; and, in general, each and every provision of the General Law of Ecological Equilibrium and Environmental Protection (Ley General de Equilibrio Ecológico y Protección del Ambiente) and any other law applicable in this regard.

m) The CLIENT and any of the appearing parties agree to not take on additional debt or bank liabilities without the prior written authorization of BANAMEX.

n) Following the disposition of this credit, the CLIENT and/or appearing parties may not enter into any transactions that impede flows to the parent company or any affiliate that is not accredited by BANAMEX or that is not part of this Agreement, unless they are the product of its operations and are carried out under market conditions.

o) The CLIENT and the appearing parties, on a consolidated basis, shall maintain a minimum net worth of no less than US$62’000,000.00 .

The financial information that the CLIENT is obligated to deliver to BANAMEX shall be Mexican group consolidated in dollars under US GAAP. Calculations of financial ratios shall be prepared pursuant to the foregoing, with the understanding that the calculation carried out at the close of any period that does not occur at the close of the fiscal year shall take place based on the financial statements certified by the chief financial officer or, as the case may be, by the CLIENT and subsidiaries’ CEO, and that the calculation made at the close of any fiscal year shall be carried out based on audited financial statements.

In addition, the parties agree that if the CLIENT fails to perform on any of the special obligations set forth in this clause, the CLIENT must irrevocably pay BANAMEX liquidated damages, which shall be set at that time, unless the CLIENT requests an exception from BANAMEX for breach and is granted this. Otherwise, BANAMEX shall at all times retain its right to accelerate the payment of the credit.

FOURTEENTH. CAUSES FOR ACCELERATION. If any of the following events takes place, BANAMEX may accelerate payment of the credit, in which case the CLIENT shall immediately pay the unpaid principal sum of the credit; ordinary and default interest, if any; costs and expenses; and any other amounts payable by the CLIENT to BANAMEX without the need for protest, claim, notice, request or any other type of notification:

a) If the CLIENT does not pay on a timely basis any of the payments of principal, interests, fees, costs or expenses, or any other amounts caused by virtue of this agreement.

b) If the CLIENT cancels the checking account indicated in the “Disposition of the Credit” clause and/or the “Place and Form of Payment” clause and does not specify a replacement in advance and to BANAMEX’s satisfaction.

c) If the CLIENT destines the resources of the credit to purposes other than those provided herein.

d) If any representation made or information provided by the CLIENT or any of the appearing parties to BANAMEX in connection with this agreement is false or inaccurate in any respect that, to the reasonable judgment of BANAMEX, is significant.

e) If at any time and for any reason the CLIENT and/or the appearing parties or any other person challenges the validity or enforceability of this agreement or of any other document related to it, with the understanding that, pertaining to challenges by third parties, said challenge is not cured within 45 (forty five) days of the initiation thereof.

f) If the CLIENT or any appearing party initiates any administrative or judicial procedure against BANAMEX and/or any other member of Grupo Financiero Banamex, S.A. de C.V. and/or of Citigroup, Inc.

g) If the CLIENT or any or the appearing parties breaches, or declares early termination of, any obligation in favor of BANAMEX and /or any other member of Grupo Financiero Banamex, S.A. de C.V. and/or Citigroup, Inc.

h) If the CLIENT and/or any or the appearing parties breaches: (i) the payment of any of its material debts with financial institutions and/or auxiliary organizations to credit, whether national or foreign; (ii) with any other term, covenant or condition contained in the agreement or instrument pertaining to such debts, if the effect of said breach is to advance the expiration of said debt; or (iii) with any agreement whether civil or commercial, executed with third persons, and that is relevant and material to maintain its transactions and/or its financial condition.

i) If the CLIENT and/or any or the appearing parties breaches any law, regulation, rule and/or order applicable or definitive material judgment, including, without limitation, the payment when due of all taxes, contributions and governmental material burdens imposed on any of them or on their assets, except in the event that a judicial or administrative remedy is filed with respect thereto and except said default does not adversely affect their financial situation or the operation of their businesses.

j) If the CLIENT accepts in writing its incapacity of paying its debts, or generally assigns its goods in benefit of creditors, or any concurso mercantil or insolvency proceeding is brought by or against the CLIENT.

k) If a strike petition or any collective labor suit is brought against the CLIENT and/or any of the appearing parties and such procedure is not resolved within 90 (ninety) days of the initiation thereof.

l) If any authority or any person confiscates, expropriates or assumes the custody or the control of all or any important piece of the assets of the CLIENT and/or any of the appearing parties, or displaces the management of the CLIENT, or limits in a material and relevant manner its authority to operate its business.

m) If a procedure to dissolve or liquidate the CLIENT and/or any of the appearing parties is commenced and such procedure is not resolved within 90 (ninety) days of the commencement thereof.

n) If the CLIENT and/or any of the appearing parties is merged and/or spun off and/or reduce their capital stock without the prior authorization of BANAMEX.

ñ) If the CLIENT and/or any of the appearing parties sells, leases, subleases, lends, assigns, transfers or otherwise disposes of or transmits the possession, ownership, use or enjoyment of its fixed assets to a third party, except for the sale of fixed assets carried out to replace obsolete fixed assets that are to be renewed.

o) If the CLIENT or any appearing party constitutes any mortgage, pledge or encumbrance of any kind on its assets without the prior consent of BANAMEX.

p) If the CLIENT makes a payment of dividends or any other type of payment with respect to stock or shares of its capital stock without the prior written consent of BANAMEX.

q) If International Textile Group, Inc. ceases to have control (directly or indirectly) over the CLIENT’s capital stock.

r) If any event or condition occurs that has or may have a significant material adverse effect on the operation of the businesses and/or financial condition of the CLIENT and/or in the event that any judgment, requirement or order of any authority is issued against the CLIENT with the above mentioned effects and is not cured within 30 (thirty) days of the date on which it occurs.

s) If the mortgage guaranties are not duly registered in second place and degree with the corresponding Public Registry of Property and Commerce within a period no greater than 180 Business Days from the signature date of this agreement.

t) In the event a forfeiture procedure in terms of the Federal Law of Forfeiture is initiated regarding the guarantees constituted herein in favor of BANAMEX.

u) If the CLIENT i) sells, leases, subleases, assigns, transfers, or otherwise transfer the possession, ownership or use of the real estate/goods  and/or ii) if the real estate is restrained by any judicial or administrative authority and/or iii) If the real estate is used to constitute a new guarantee to third parties without prior writing consent of Banamex.

FIFTEENTH. BOND. To guarantee the prompt payment of all and each of the amounts that the CLIENT must pay to BANAMEX herein, as well as all and each of the expenses in which BANAMEX incurs to demand its rights herein, the GUARANTOR is hereby constituted as the joint GUARANTOR of the CLIENT, and in the event promissory notes need to be issued in order to evidence the credit provisions, it must endorse such promissory notes.

 The GUARANTOR hereby waives order, discussion and division benefits established in the Federal Civil Code, and, therefore, any and all of their legal consequences. Thus, the parties acknowledge that the expiration and prescription of the bond in the event BANAMEX does not judicially require the CLIENT for the non-compliance of the principal obligation during the following month the term expires, or at the moment the principal obligation is enforceable, the GUARANTOR request BANAMEX to judicially promote during the term of one month the fulfillment of the principal obligation and BANAMEX do not exercise its rights during such term, or in the event the suit begins in such or other event, ceases its promotion without justified cause during three months.

The GUARANTOR also waives in an unconditional and express way to oppose or argue any payment exception in the amounts that the CLIENT shall pay to BANAMEX and which are not merely personal for the CLIENT.

The GUARANTOR authorizes BANAMEX to grant the CLIENT any renewal or delay, without extinguishing the bond, as well as if it exists in the event that (i) this agreement is amended or new encumbrances or conditions are established, (ii) the GUARANTOR cannot subrogate itself in the rights and privileges of BANAMEX due to the latter’s fault or negligence, (iii) lack of improvement or release of the guaranty/guarantees granted in accordance with this Agreement, (iv) any lack of force or enforceability of this credit or of any other agreement or instrument related thereto, (v) any compensation right that may demand or interpose the CLIENT and (vi) any other circumstance that in any other manner may constitute an exception or release of the CLIENT.

This Bond will subsist if, at any moment and for any cause, any amount that the CLIENT delivers to BANAMEX as payment for the amounts owed in the terms of this agreement and/or the expenses in which BANAMEX incurs while demanding any of its rights pursuant to this agreement is returned by BANAMEX for any reason as if such payment had never been made.

The GUARANTOR is aware that in the event BANAMEX assigns, discounts or transfers the rights and obligations in its favor derived from this agreement, the Bond hereby created shall continue in force and effect and shall be binding on the GUARANTOR before any successor, assignee or acquirer.

The GUARANTOR irrevocably authorizes BANAMEX to grant to the judicial and regulatory authorities and to the persons that such authorities appointed, information from the GUARANTOR, pursuant with the clause of “Information” herein, so the GUARANTOR hereby waives to exercise the legal action against BANAMEX, derived from the exercise of this authority.

The GUARANTOR irrevocably authorizes BANAMEX to compensate all and each of the liquid and enforceable amounts for which BANAMEX is responsible and in favor of the GUARANTOR in the same terms established in the “Compensation” clause.

The GUARANTOR must fulfill all obligations assumed by the CLIENT in the “Special Obligations” clause, and additionally, BANAMEX may declare the acceleration of the credit if the GUARANTOR incurs in any conditions established in the “Causes for Acceleration” clause, with the understanding that all references to the CLIENT provided in such clauses will be understood as if such clauses applied to the GUARANTOR as well. The foregoing, with the understanding that for the purposes of the cause for acceleration, in the event the owners of the shares representing the capital stock change, Burlington Morelos, S.A. de C.V. will be considered majority shareholder of the GUARANTOR.

SIXTEENTH. PACKAGE MORTGAGE. As guarantee for the fulfillment of all and each of the obligations derived from this agreement, the MORTGAGE GUARANTOR OVER AN INDUSTRIAL UNIT constitutes a second place and degree package mortgage in favor of BANAMEX on the complete industrial unit that integrates the company PARRAS CONE DE MÉXICO, SOCIEDAD AN”NIMA DE CAPITAL VARIABLE, pursuant to article 67 of the Law of Credit Institutions.

The mortgage shall include but not be limited to: (i) the corresponding concession or authorization, as the case may be; (ii) any collection right in favor of the company; (iii) any fruit or pending future or present product; (iv) natural accretions of the company; (v) the future improvements and assets that will be part of the company; (vi) all material elements, real or personal property allocated to the company’s exploitation, considered in its unit and attached hereto as Exhibit D; and (vii) the monies in cash corresponding to the ordinary exploitation, and credits in favor of the company, derived from its transactions.

The mortgage will guarantee all and each of the interests derived from the credit during its entire term and until its full payment, which shall be duly recorded in the corresponding Public Registry (ies) of Property and Commerce.

All and each of the mortgaged assets guarantee the total outstanding balance of credit, without being totally or in part released, until the moment the credit is totally paid pursuant to this agreement, with the MORTGAGE GUARANTOR OVER INDUSTRIAL UNIT waiving the provisions established in article 2912 of the Federal Civil Code and the correlative articles of the state (including the Federal District) in which such mortgaged properties are located.

The MORTGAGE GUARANTOR OVER INDUSTRIAL UNIT shall comply with all obligations assumed by the CLIENT, and additionally, BANAMEX may accelerate the payment of the credit if the MORTGAGE GUARANTOR OVER INDUSTRIAL UNIT incurs in any conditions established in the “Causes for Acceleration” clause, with the understanding that all references to the CLIENT made in such clause will be understood as if made to the MORTGAGE GUARANTOR OVER INDUSTRIAL UNIT as well.

In order for the goods that constituted the package mortgage to be kept, the parties hereby appoint MR. JOSÉ MANUEL GONZÁLEZ LAGUNAS DEPOSITARY of such goods (together, the “DEPOSITARY”). The DEPOSITARY shall be considered as a judicial depositary, binding to kept such goods while there are unpaid balances in favor of BANAMEX, in the MORTGAGE GUARANTOR OVER INDUSTRIAL UNIT’S domicile located at Carretera Parras Paila Km. 3.5, Col. Centro, C.P. 27980, Parras, Coahuila, and not to dispose of such goods or encumber in any way, or grant its use or enjoyment to person other than the MORTGAGE GUARANTOR.

The DEPOSITARY accepts the position conferred, without any right of remuneration, stating that at the signature date of this agreement it receives at is sole satisfaction the possession of the goods subject of the guarantee. The DEPOSITARY is bound to allow BANAMEX or the persons appointed by it, the access at any moment, in order to perform inspections to the goods subject of the guarantee, as well as the delivery of such goods to BANAMEX, whenever it requires so.

BANAMEX may remove the DEPOSITARY in case of breach of any obligation of the CLIENT, the DEPOSITARY, or of the MORTGAGE GUARANTOR OVER INDUSTRIAL UNIT.

The DEPOSITARY is bound that in case of its removal, will deliver, in the deposit place, within the 48 (forty eight) hours following its removal, all the goods and documents which have been at its custody derived from its position, to the new DEPOSITARY appointed by BANAMEX.

SEVENTEENTH. MORTGAGE. As guarantee of the fulfillment of all the obligations derived from this agreement, the MORTGAGE GUARANTOR constitutes a second place and degree mortgage in favor of BANAMEX, over the good(s) described in the Background of this agreement.

The mortgage shall be extended to the natural accretions of the good(s), the improvements made by the owner in the referred good(s), to the personal goods permanently attached to the real state that may not be separated without damaging said real estate or without deterioration of the personal goods, to the new building(s) built over the mortgaged good(s) and to the new floors built over the mortgaged building(s), the products of the mortgaged good(s) as long as said products are produced before BANAMEX demands the payment of the owed amounts, the expired and unpaid leases when the fulfillment of the guaranteed obligations is demanded, as well as everything corresponding to the mortgaged good(s) in fact and in law, without any reserve or limitation, in accordance with articles 2896 and 2897 of the Federal Civil Code and its correlatives in the Civil Code for the state where this agreement is executed.

The mortgages guarantee each and every interest accrued from the credit for the totality of its term and until its complete payment. Note shall be taken thereto in the corresponding public registries of commerce.

Each and every mortgaged goods guarantee the unpaid amount of the credit, without them being totally or partially released, until the credit is completely paid pursuant to this agreement. The MORTGAGE GUARANTOR expressly waives its rights under article 2912 of the Federal Civil Code and the correlative articles in the state (including the Federal District) where the mortgaged real state is located.

The MORTGAGE GUARANTOR shall comply with all obligations assumed by the CLIENT, and additionally, BANAMEX may accelerate the payment of the credit if the MORTGAGE GUARANTOR incurs in any conditions established in the “Causes for Acceleration” clause, with the understanding that all references to the CLIENT made in such clause will be understood as if made to the MORTGAGE GUARANTOR as well.

EIGHTEENTH. INSURANCE. The CLIENT and the MORTGAGE GUARANTOR agree to hire and maintain in force until there is an unpaid amount from the credit, with an insurance company acceptable to BANAMEX:

DAMAGE INSURANCE, that in accordance with common and market standards in the place where the good(s) given as guarantee of this credit are located, that covers any risk that endangers the physical integrity of said good(s), including, but not limited to: fire, lighting, explosion, hurricane and stormy winds, flood, heavy sea, hail and snow, strike and popular disturbances aircrafts or objects fallen from them such as vehicles, smoke or soot, breaks or accidental filtrations of pipes or water supply systems, accidental discharges or water or vapor spillage, for obstruction of rain descent tracks, for hail accumulations, tree falling, satellite and radio dishes of non-commercial use, earthquake, volcanic eruption, damages or losses that as a consequence of their own explosion suffer: caldrons, equipment or any other container that is normally under pressure.

The damage insurance policy must be contracted with a blanket policy for an amount equal to the unpaid balance of the credit at the time at which the claim is notified to the insurer.

The risks covered by the insurance referred to in this clause, shall be subject to the insurance, requirements, the exclusions, deductibles, co-insurances and conditions established by the insurance company with which they are hired.

The DAMAGE INSURANCE policies, shall assign as first and irrevocable beneficiary BANAMEX, up to the unpaid amount of the credits at the time of the corresponding compensation payment. Additionally, the DAMAGE INSURANCE policy shall mention the mortgage constituted to guarantee the credit, pursuant with the terms of article 109 (one hundred and nine) of the Insurance Hiring Law. The insured amount for fire and additional coverage shall be adjusted on June 30th and December 31st of each year. In case a partial accident affects the mortgaged good(s), the CLIENT and/or the MORTGAGE GUARANTOR is obligated to apply the corresponding compensation for its repair. The amounts received in its case by BANAMEX from the insurance company as a consequence of the corresponding insurance compensations, shall be applied to the anticipated payment of the credit account, without any discount penalty.

In case any risk covered by the abovementioned insurance is updated, the MORTGAGE GUARANTOR or in its case its successors shall immediately give written notice to BANAMEX, identifying in a reliable manner the accident, the respective credit and the claim reason, the insured party being obligated to notify the rest of its successors of the content of this clause. In order to make the insurance effective, the interested party shall additionally give BANAMEX, any other document required in connection with the corresponding accident.

In any event, cancellation of the insurance policy before the insurance company may only be requested with prior written consent of BANAMEX.

The CLIENT is severally obligated with the MORTGAGE GUARANTOR to pay the premium amounts derived from the hiring of the corresponding insurance policies.

The CLIENT shall deliver BANAMEX the corresponding insurance policies in a term that shall not be superior to 45 (forty five) natural days starting on the signature date of this agreement, and in its case, in connection with the renewal of said policies, the 30 (thirty) days shall begin starting on the maturity of the corresponding policy or its renewal, depending on each case.

In case the MORTGAGE GUARANTOR does not prove the hiring of the insurance or the corresponding premium payment, BANAMEX may, without being obligated, hire said insurance and/or pay the corresponding premium. In case BANAMEX, in spite of not being obligated to, covers the insurance premium amounts, the CLIENT and the MORTGAGE GUARANTOR shall be obligated to reimburse said amounts on demand.

NINETEENTH. REPORTING AND RESTRICTION. Under the terms of Article 294 (two hundred ninety-four) of the General Law on Negotiable Instruments and Credit Operations, BANAMEX reserves the right at any time, to report this agreement and to restrict or report the period for disposal or the amount of the credit, or both at once, simply by written notice to the CLIENT.

The CLIENT for its part, is not entitled to report this contract, to restrict the amount or period of disposal of the credit.

TWENTIETH . ASSIGNMENT AND DISCOUNT. The parties agree that only BANAMEX is authorized with prior written notice to the CLIENT to transmit, negotiate in any way or encumber the rights hereunder and/or the documents referred to in the "Documentary Evidence" clause and/or any other document related hereto, provided that such transfer, negotiation or encumbrance does not imply a cost or additional burden to the CLIENT.

In the event BANAMEX obliges itself vis-a-vis the assignee, purchaser or creditor to monitor the fate of the credit or the compliance with the obligations of the CLIENT, the latter will have to give BANAMEX the necessary assistance for carrying out the above purposes.

The parties agree that BANAMEX is authorized to transfer its obligations.

The CLIENT waives that in the event BANAMEX transmits, negotiates in any form or encumbers the rights and/or obligations hereof the interest referred to in the second paragraph of Article 299 (two hundred ninety-nine) of the General Law on Negotiable Instruments and Credit Operations.

With prior written notice to the CLIENT, the CLIENT may authorize BANAMEX so that in any case under this clause, even prior to the respective transfer or encumbrance it may give all the information that the new creditor or assignee requires with respect to the CLIENT.

TWENTY-FIRST. INFORMATION. The CLIENT acknowledges that BANAMEX is required by law to provide judicial and administrative (including regulatory) authorities and the individuals designated by them, information on their operations with their clients.

Additionally, with respect to information relating hereto and other related documents, the CLIENT irrevocably authorizes BANAMEX to:

a) Process the same through the data processing systems generally used by BANAMEX.

b)     Disclose or provide the same to their affiliates or subsidiaries and their directors, officers, employees, auditors, service providers and representatives and the directors, officers, employees, auditors, service providers and representatives of the affiliates or subsidiaries as far as those individuals need to know the information required in connection with operations performed hereunder.

c)     Without prejudice to the generality of subsection b) immediately preceding, disclose or provide the same to companies that are part of the financial group that owns Banamex and foreign companies that are part of the corporate group that owns BANAMEX as far as those individuals need to know the information required in connection with operations performed hereunder. The latter applies both for operations performed by these companies directly or indirectly connected herewith, and to the offer of the products they market.

d)     Disclose the same to credit information companies and request from those companies CLIENT information in terms of the applicable law.

twenty-second. costs and expenses. The CLIENT shall pay BANAMEX, on demand, with prior written notice sent BANAMEX for that purpose all costs and expenses reasonably incurred by BANAMEX in connection herewith and the performance hereof, and/or in connection with the documents related hereto.

In the event of default in payment of such costs and expenses, the CLIENT shall pay default interest, payable on demand, on the unpaid amount from the date BANAMEX makes the respective payment request and until the day it is fully paid. Such interest shall be calculated at the past due interest rate and as provided in the clause "Interest Payment."

TWENTY-THIRD. NOTICES. Except as otherwise provided herein, all notices shall be in writing and shall be duly made if personally delivered at the addresses indicated in this contract.

The parties designate the following addresses:

BANAMEX: Motolinia No. 1, Colonia Centro, C.P. 62000, Cuernavaca, Morelos

CLIENT: PARRAS CONE DE MEXICO, S.A. DE C.V. Carretera Parras Paila Km 3.5, Colonia Centro, C.P. 27980, Parras, Coahuila.

GUARANTOR:

BURLINGTON MORELOS, S.A. DE C.V. Km 2.5, Yecapixtla Agua Hedionda, C.P. 62820, Yecapixtla, Morelos

MANUFACTURAS PARRAS CONE, S.A. DE C.V. Carretera Parras Paila Km 3.5, Col. Centro, C.P. 27980, Parras, Coahuila

BURLINGTON YECAPIXTLA, S.A. DE C.V. Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

SERVICIOS BURLMEX, S.A. DE C.V. Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

CONE DENIM YECAPIXTLA, S.A. DE C.V. Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

CASIMIRES BURLMEX, S.A. DE C.V. Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

MORTGAGE GUARANTOR ON INDUSTRIAL UNIT: Carretera Parras Paila Km 3.5, Col. Centro, C.P. 27980, Parras, Coahuila

MORTGAGE GUARANTOR: Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

DEPOSITORY: Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

While each party does not notify the others of a change of address, the services of summons, notices and other judicial and extrajudicial measures shall be undertaken and shall be legally effective at the address specified herein.

TWENTY-FOURTH. APPLICABLE LAW. This contract shall be governed by and construed in accordance with corporate law applicable in the United Mexican States, and otherwise under the Federal Civil Code.

TWENTY-FIVE. JURISDICTION. For the resolution of any dispute arising herefrom, the parties submit to the jurisdiction of the courts of the Federal District, Mexico or the courts of the place in which this contract is signed, at the option of the plaintiff, specifically waiving to any other jurisdiction they may be entitled to for any reason.

TWENTY-SIXTH. PRIVACY NOTICE. In compliance with the Federal Law for the Protection of Personal Information in Possession of Private Parties, BANAMEX informs the CLIENT that the information obtained pursuant to the execution of this agreement will be treated confidentially using systems provided for such purpose and will be used for the operation and registration of the products for which the CLIENT contracts, as well as to offer it, as the case may be, other financial or banking products of BANAMEX or of any of its affiliates, subsidiaries, parent companies, associates, agents or companies members of Grupo Financiero BANAMEX and promotions of other goods or services related to the aforementioned banking products.

Furthermore and when appropriate, the CLIENT may limit the use and disclosure of its data or exercise its rights to access, rectify, cancel, or oppose the aforementioned law’s extension to it by means of a request delivered to the address provided in this agreement or at any BANAMEX branch. In addition, it has the right to bring an information protection proceeding with the Federal Institute for Access to Information and Data Protection (IFAI, in Spanish) within 15 (fifteen) days of the date on which it receives a reply from BANAMEX or as of the date on which the 20 (twenty) day period counted as of the date of its request concludes.

BANAMEX must notify the CLIENT of any change to the privacy notice contained in this clause by means of a written notice in any medium indicated in the "Notices" clause of this agreement, or it may do so using messages published in BANAMEX branches.

LEGAL CAPACITY

I.- José Manuel González Lagunas states under oath and under his own responsibility, that his authority to represent “Parras Cone de México”, Sociedad Anónima de Capital Variable, “Burlington Morelos”, Sociedad Anónima de Capital Variable, “Manufacturas Parras Cone”, Sociedad Anónima de Capital Variable, “Burlington Yecapixtla”, Sociedad Anónima de Capital Variable, “Servicios Burlmex”, Sociedad Anónima de Capital Variable, “Cone Denim Yecapixtla”, Sociedad Anónima de Capital Variable, and “Casimires Burlmex”, Sociedad Anónima de Capital Variable, has not been revoked or modified, and he is entitled to enter into and execute this agreement, which is evidenced as follows:

a).- The legal existence and representation of “Parras Cone de México”, Sociedad Anónima de Capital Variable, is evidenced with public deed number 11,776, dated as of September 17, 2012, granted before Mr. Rodrigo Abascal Olascoaga, Notary Public number 183 of Mexico City, which formalized: the Unanimous Shareholders’ Resolution adopted in Lieu of a Meeting of “Parras Cone de México”, Sociedad Anónima de Capital Variable, dated as of September 7, 2012, whereby, among other items, certain powers-of-attorney were granted. Copy of such public deed is included to this public deed ad Appendix “E”.

b).- The legal existence and representation of “Burlington Morelos”, Sociedad Anónima de Capital Variable, is evidenced with public deed number 11,777, dated as of September 17, 2012, granted before Mr. Rodrigo Abascal Olascoaga, Notary Public number 183 from Mexico City, which formalized: the Shareholders’ Ordinary Meeting of “Burlington Morelos”, Sociedad Anónima de Capital Variable, dated as of September 10, 2012, whereby certain powers-of-attorney were granted. Copy of such public deed is included to this public deed ad Appendix “F”.

c).- The legal existence and representation of “Manufacturas Parras Cone”, Sociedad Anónima de Capital Variable, is evidenced with public deed number 11,775, dated as of September 17, 2012, granted before Mr. Rodrigo Abascal Olascoaga, Notary Public number 183 from Mexico City, which formalized: the Unanimous Shareholders’ Resolution adopted in Lieu of a Meeting of “Manufacturas Parras Cone”, Sociedad Anónima de Capital Variable, dated as of September 7, 2012, whereby certain powers-of-attorney were granted. Copy of such public deed is included to this public deed ad Appendix “G”.

d).- The legal existence and representation of “Burlington Yecapixtla”, Sociedad Anónima de Capital Variable, is evidenced with public deed number 145,705, dated as of September 17, 2012, granted before Mr. Armando Gálvez Pérez Aragón, Notary Public number 103 from Mexico City, which formalized: the Unanimous Shareholders’ Resolution adopted in Lieu of a Meeting of “Burlignton Yecapixtla”, Sociedad Anónima de Capital Variable, dated as of September 7, 2012, whereby certain powers-of-attorney were granted. Copy of such public deed is included to this public deed ad Appendix “H”.

e).- The legal existence and representation of “Servicios Burlmex” Sociedad Anónima de Capital Variable, is evidenced with public deed number 145,306, dated as of September 18, 2012, granted before Mr. Armando Gálvez Pérez Aragón, Notary Public number 103, of Mexico City, which formalized: the Unanimous Shareholders’ Resolution adopted in Lieu of a Meeting of “Servicios Burlmex” Sociedad Anónima de Capital Variable, dated as of September 7, 2012, whereby certain powers-of-attorney were granted. Copy of such public deed is included to this public deed ad Appendix “I”.

f).- The legal existence and representation of “Cone Denim Yecapixtla” Sociedad Anónima de Capital Variable, is evidenced with public deed number 145,303, dated as of September 18, 2012, granted before Mr. Armando Gálvez Pérez Aragón, Notary Public number 103, of Mexico City, which formalized: the Unanimous Shareholders’ Resolution adopted in Lieu of a Meeting of “Cone Denim Yecapixtla” Sociedad Anónima de Capital Variable, dated as of September 7, 2012, whereby certain powers-of-attorney were granted. Copy of such public deed is included to this public deed ad Appendix “J”.

g).- The legal existence and representation of “Casimires Burlmex” Sociedad Anónima de Capital Variable, is evidenced with public deed number 145,304, dated as of September 18, 2012, granted before Mr. Armando Gálvez Pérez Aragón, Notary Public number 103, of Mexico City, which formalized: the Unanimous Shareholders’ Resolution adopted in Lieu of a Meeting of “Casimires Burlmex” Sociedad Anónima de Capital Variable, dated as of September 7, 2012, whereby certain powers-of-attorney were granted. Copy of such public deed is included to this public deed ad Appendix “K”.

II.- Mr. Eduardo Xavier Villalobos Gaitan and Alfonso García García state under oath that the authority to represent Banamex has not been revoked or modified, and they is entitled to enter into and execute this agreement, which is evidenced with the notarial certifications, added to this public deed as Appendix “L”, and with the following public deeds:

Banco Nacional de México is a Sociedad Anónima incorporated pursuant Mexican laws and in virtue of the transformation evidenced in the Official Gazette publication dated as of August 16, 1991, and according to the entry number 65,126 of the Public Registry of the Property of Mexico City. Such entity is entitled to execute this public deed and bind itself under this agreement, in terms of its corporate purposes, and It is regulated by the Credit Institutions Law (Ley de Instituciones de Crédito) published in the Official Gazette on July 18, 1990. The appointments, powers-of-attorney and, in general, the authorities granted by the transformed Company will subsist until they are expressly amended or revoked.

Pursuant the current by-laws its corporate name is “Banco Nacional de México”, Sociedad Anónima, Integrante del Grupo Finaciero Banamex.

The Notary Public hereby certifies that.

I.- That the Notary beliefs that the individuals appearing after me are entitled to execute this agreement.

II.- That I have seen all the documents mentioned on this public deed and the information thereof included in this public match with such documents.

III.- That the abovementioned individuals agree with the terms of this public deed and they ratify and sign it, on the understanding that I have read and explained the content of it. Additionally, after I explained the penalties derived from false representations, the abovementioned individuals confirmed me, under oath, they are:

Mr. Eduardo Xavier Villalobos Gaitan, Mexican, born in Mexico City, on February 8, 1969, married, Banker, with Taxpayer Federal Registry number “VIGE-690208-4R2”, with address in Montolina Street number One, Cologne Center, Postal Code 62000 in Cuernavaca, Morelos, which was not requested to show an identification because was already known by me.

Mr. Alfonso García García, Mexican, born in Monclova, Coahuila, on January 16, 1977, married, Banker, with Taxpayer Federal Registry number “GAGA-770116”, with the same address than the above, who is identified with a voting credential with number “0000091101355”.

Mr. José Manuel González Lagunas, Mexican, born in Temixco, Morelos, on December 24, 1965, married, employee, with Taxpayer Federal Registry number “GOLM-651224”, with address in Calle Cuauhtémoc number 5, Colonia Centro, in Acatlipa, Municipally of Temixco, Morelos, Postal Code 62590, which was not requested to show an identification because was already known by me.

IV.- I authorize this public deed, pursuant article 64 of the Public Notary Law for Morelos (Ley de Notariado de Morelos), without causing any Federal Taxation.

I declare.

Eduardo Xavier Villalobos Gaitan.- Alfonso García García.- José Manuel González Lagunas.- Executed.

Before me.- Hugo Salgado Castañeda.- Executed.- The authorization seal.

Appendixes:

“A” Certificate of Easements issued by the Institute of the Cadastral and Registry Services of Morelos.

“B” Certificate of Encumbrances issued by the Public Registry of the Property of Parras de la Fuente, Estado de Coahuila de Zaragoza

“C” Promissory Note Format

“D” List of Assets

“E” Legal Capacity of José Manuel González Lagunas, as representative of “Parras Cone de México”, Sociedad Anónima de Capital Variable

“F” Legal Capacity of José Manuel González Lagunas, as representative of “Burlington Morelos”, Sociedad Anónima de Capital Variable

“G” Legal Capacity of José Manuel González Lagunas, as representative of “Manufacturas Parras Cone”, Sociedad Anónima de Capital Variable

“H” Legal Capacity of José Manuel González Lagunas, as representative of “Burlington Yecapixtla”, Sociedad Anónima de Capital Variable

“I” Legal Capacity of José Manuel González Lagunas, as representative of “Servicios Burlmex”, Sociedad Anónima de Capital Variable

“J” Legal Capacity of José Manuel González Lagunas, as representative of “Cone Denim Yecapixtla”, Sociedad Anónima de Capital Variable

“K” Legal Capacity of José Manuel González Lagunas, as representative of “Casimires Burlmex”, Sociedad Anónima de Capital Variable

“L” Legal Capacity of Eduardo Xavier Villalobos Gaitán and Alfonso García García, as representatives of “Banco Nacional de México”, Sociedad Anónima, Integrante del Grupo Financiero Banamex.

“M” Second preventive notices

“N”.- Payment of Public Registry’s expenses.

This is first copy and first in its order taken from the Public Deed Registry of the Notary Public number two of this City, issued to “Banco Nacional de México”, Sociedad Anónima, Integrante del Grupo Financiero Banamex, which is contained in 30 pages, corrected and authorized by me, with my signature and stamp as Notary Public.- Cuernavaca, Morelos, April 15, 2014.